Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective May 9, 2022, is entered into, by and between STEVE HANDY (“Handy”) an individual, and OPTI-HARVEST, INC. (“Opti-Harvest”) a Delaware Corporation. In connection with and contingent on Handy’s acceptance of continued employment with Opti-Harvest, Opti-Harvest and Handy wish to enter into an Employment Agreement that sets forth the rights and obligations of the parties and that will supersede all prior negotiations, discussions or agreements. This Agreement represents a full recitation of the terms and conditions of Handy’s employment with Opti-Harvest.

Section 1. Title; Scope of Duties:

Handy has been employed by Opti-Harvest as its Chief Financial Officer and Director of Operations since May 28, 2021. Handy has been and continues to be authorized to represent himself as same throughout the term of this Agreement.

As Chief Financial Officer and Director of Operations, Handy shall report to Chief Executive Officer Jonathan Destler.

Handy is expected, as a term and condition of employment with Opti-Harvest, to perform the following tasks with the level of diligence and skill commensurate with his experience, training, and academic credentials, and consistent with the level of performance expected of an expert in his field.

As the Chief Financial Officer, Mr. Handy is responsible for managing the company’s finances, financial reporting, assessing financial risks and opportunities, overseeing and managing lower-level financial managers, and helping set and track financial goals, objectives, and budgets.

As the Director of Operations, Mr. Handy is responsible for overseeing effective operating procedures across the company. Duties include reviewing company documents to make inferences about communication or productivity, working with the Human Resources department to implement hiring procedures, and communicating with senior executives and upper-level management to improve company operations.

Handy is further expected to perform such attendant/ancillary duties as may be assigned from time to time by Opti-Harvest consistent with the responsibilities commonly associated with a Chief Financial Officer and Director of Operations. Handy is also expected, as a term and condition of employment with Opti-Harvest, to travel on occasion as befits the foregoing duties or as assigned by Opti-Harvest. Handy is not involved in incidental delivery, installation, or activation of products or services.

Handy understands and affirms that Handy is exempt from California overtime and/or meal and rest break law pursuant to the “executive” exemption. Should Handy believe that this exemption no longer applies to him, Handy agrees and affirms that he will promptly notify Opti-Harvest of this belief and the reasons therefor.

Handy shall devote his full energies, interest, abilities and productive time to the performance of this Agreement and shall utilize his best efforts to promote Opti-Harvest’s interests. Handy shall not engage in any activity, consulting service or enterprise, for compensation or otherwise, which is actually or potentially in conflict with or inimical to, or which interferes with, Handy’s duties and responsibilities to Opti-Harvest, except as may be authorized in writing (including e-mail) by Opti-Harvest.

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Section 2. Employment Status and Term of the Agreement:

Handy’s first day of work under this Agreement, and the first day for which Handy shall be entitled to remuneration hereunder, shall be May 16, 2022.

Handy is an employee “at-will.” Except as limited by this Agreement and the Exhibits hereto, and/or by Federal, state, or other applicable law, either Opti-Harvest or Handy may end the employment relationship at any time, for any reason or for no reason at all, with or without notice of any kind, without further obligation to the other.

Notwithstanding Handy’s employment “at will,” Opti-Harvest and Handy agree that Handy will have certain rights and/or obligations in the event that certain circumstances, as set forth in Section 5 of this Agreement, result in Handy’s termination from employment.

Notwithstanding the foregoing, and subject to such earlier termination as provided for herein or by applicable law, this Agreement shall remain in full force and effect for a period of two years from the date of its execution. Unless prior notice of non-renewal is given, this Agreement will automatically renew for subsequent one (1) year terms beginning on the second anniversary of its initial execution.

Handy has no expectation of continued employment. Opti-Harvest and Handy specifically deny any expectation that this Agreement provides an open-ended period of employment. Opti-Harvest and Handy each agree, and both agree, that the maximum expectation of employment that Handy has or may have under this Agreement, or in any way associated with Handy’s employment with Opti-Harvest, is two (2) years.

Notice of non-renewal of this Agreement, whether by Opti-Harvest or Handy, must be in writing (which may include e-mail).

Handy’s employment was at its inception and remains expressly conditioned upon Handy’s ability to provide all legally required proof of identity and authorization to work in the United States. The renewal of this Agreement is expressly conditioned upon Handy’s provision of current proof of identity and authorization to work in the United States on or before May 15, 2022.

Section 3. Means and Method of Handy’s Compensation:

Section 3A. Wages:

Handy shall be paid at the rate of two hundred twenty thousand dollars ($220,000.00) per year in the first year of the Term of this Agreement, and two hundred thirty-one thousand dollars ($231,000.00) per year in the second year of the Term of this Agreement, commencing with the first full pay period in that second year. Handy shall be paid in twenty-four equal installments, twice monthly, as follows: work performed on the first through the fifteenth days of the month shall be paid on the twentieth of that month; work performed on the sixteenth through the final day of the month shall be paid on the fifth of the following month. All appropriate deductions and withholdings shall be made from Handy’s wages.

Section 3B. Non-Salary Compensation; Expenses:

Handy shall be entitled to a monthly cell phone expense reimbursement of thirty-five dollars ($35.00), as set forth in Opti-Harvest’s Cell Phone Reimbursement Policy, which was provided to Handy on May 28, 2020, and which is incorporated hereinto by reference.

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Handy shall be entitled to such other reimbursement of necessary business expenses as provided for by law. Notwithstanding such entitlement, Handy acknowledges and agrees to exercise fiscal prudence when incurring such expenses and to promptly submit documentation of any such expenses for reimbursement.

Handy is hereby granted an option to purchase 100,000 shares of common stock (the “Option Shares”) under the Company’s 2022 Equity Incentive Plan, at an exercise price of $2.00 per share, for a term to expire on May 9, 2027, and whereby the Option Shares vest monthly in equal amounts over the twenty-four (24) months following the date of this Agreement.

Opti-Harvest shall not be required to pay, and Handy has no expectation of being paid, any compensation other than that described herein. Any payment made to Handy in excess of, or in addition to, the compensation described herein shall be considered a “bonus,” and Handy shall have no expectation of any additional or subsequent payments based thereon.

Handy understands and acknowledges that any bonus or any other non-salary compensation issued by Opti-Harvest except as provided for herein is purely discretionary, and that Opti-Harvest may issue or refrain from issuing such incentives as Opti-Harvest sees fit.

Section 5. Termination of Agreement:

Notwithstanding Handy’s employment “at will,” Handy and Opti-Harvest acknowledge and agree that any termination of this Agreement and Handy’s employment therewith, except by expiration on its own terms as set forth in Section 2 hereinabove, can and shall be classified within thirty (30) days of such termination as having occurred under one of the following conditions:

●	Opti-Harvest may terminate the Agreement “For Cause,” as defined below;
●	Opti-Harvest may terminate the Agreement “Without Cause,” as defined below;
●	Opti-Harvest may terminate the Agreement for “Inability to Perform,” as defined below;
●	Handy may terminate the Agreement for “Good Reason,” as defined below; or
●	Handy may terminate the Agreement by “Prerogative,” as defined below.

“Cause” shall be defined as a reasonable, written determination by Opti-Harvest’s Board that Handy has:

A.	Committed an act of material dishonesty or fraud against Opti-Harvest or any entity that controls, is controlled by, or is under common control with Opti-Harvest;
B.	Committed an intentional tort that is materially and demonstrably harmful to Opti-Harvest or any entity that controls, is controlled by, or is under common control with Opti-Harvest;
C.	After having received thirty (30) days written notice from Opti-Harvest and having had the opportunity to cure such failure (to the extent such failure is capable of cure), Handy failed to comply with the material terms of any written Opti-Harvest policy or any written agreement between Handy and Opti-Harvest, and such failure is materially and demonstrably harmful to Opti-Harvest;
D.	Breached any material term of this Agreement or any other written agreement between Handy and Opti-Harvest, and such failure is materially and demonstrably harmful to Opti-Harvest;
E.	Been convicted of or entered a plea of guilty or nolo contendere to a felony, crime of moral turpitude, or otherwise become unable, prohibited or disqualified by a governmental entity, for any purpose, to engage in Opti-Harvest’s intended business lines; or
F.	Engaged in gross misconduct or gross neglect, for a reason other than illness, and such gross misconduct or gross neglect is incurable (in Opti-Harvest’s written determination) or is uncured to Opti-Harvest’s satisfaction within ten (10) days written notice to Handy.

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“Without Cause” shall be defined as any other reason not defined hereinabove as “Cause.” In addition to the foregoing, to the extent that Opti-Harvest fails to deliver written notice of the kind specified hereinabove, and within the time(s) specified hereinabove, or otherwise fails to abide by the definition of “Cause” hereinabove, any termination of the Agreement shall be considered “Without Cause.”

Expiration of this Agreement by its own terms, as set forth in Section 2 hereinabove, shall not constitute a termination “Without Cause.”

“Inability to Perform” shall be defined as the state of Handy’s total incapacity (due to bodily injury, illness, disease, or death) to perform the essential functions of Handy’s job, with or without reasonable accommodation, when such total incapacity continues for at least six (6) consecutive months.

“Good Reason” shall be defined as:

A.	Opti-Harvest’s material reduction of Handy’s compensation in a manner that is not shared in similar proportion among all similarly situated employees; or
B.	Opti-Harvest’s material breach of this Agreement.

In addition to the foregoing, a circumstance or condition will only constitute “Good Reason” if:

i.	Handy notifies Opti-Harvest of the existence of the applicable circumstance or condition within ninety (90) days of its initial existence, or within ninety (90) days of Handy’s becoming aware of its existence, or ninety (90) days after Handy should reasonably have been aware of its existence;
ii.	Opti-Harvest fails to remedy the circumstance or condition to Handy’s reasonable satisfaction within thirty (30) days after receiving such written notice; and
iii.	Handy elects to terminate the Agreement within thirty (30) days of Opti-Harvest’s failure to remedy the circumstance or condition.

“Prerogative” shall be defined as any other reason for which Handy may choose to terminate the Agreement that is not defined hereinabove as “Good Reason.” Should Handy wish to terminate this Agreement by Prerogative, he is required only to so state and is not required to provide any further explanation to Opti-Harvest.

In the event that Opti-Harvest elects to terminate this Agreement “Without Cause” at any point during the Term of this Agreement, then the Severance Sum shall be one hundred thousand dollars ($100,000.00). Regardless of the amount of the Severance Sum, Handy shall not receive the Severance Sum without execution of the Severance Agreement, and any refusal by Handy to execute the Severance Agreement voids Handy’s entitlement to the Severance Sum.

Section 6: Non-Competition/Non-Poaching:

To the fullest extent permitted by applicable law, during the Term of this Agreement Handy shall not:

●	Compete with, or assist any person or entity in competing with, Opti-Harvest;
●	Prepare to compete with, or assist any person or entity in preparing to compete with, Opti-Harvest;
●	Solicit, divert, or direct to a competing business, or attempt to solicit, divert, or direct to a competing business, any person or entity that was a customer, client, or active prospect of Opti-Harvest at any time during a period of one (1) year before the termination of this Agreement or Handy’s divestment of him shares in Opti-Harvest, whichever is later; or
●	Solicit, divert, or hire away; or attempt to solicit, divert or hire away, any employee or consultant who was working for the Opti-Harvest on or one (1) year before the termination of this Agreement or Handy’s divestment of his shares in Opti-Harvest, whichever is later.

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For purposes of this Agreement, the terms “compete”, “compete with”, “competing business” or any derivation means any business operating in the area of development or commercialization of technology or equipment used for the collection, delivery to, and/or modification of sunlight to plants and crops for improvement of crop plant production, health, development and/or growth.

Handy affirms that he has reviewed the separate Confidentiality and Assignment of Inventions Agreement which he was provided and which he executed on May 18, 2021, which is incorporated hereinto by reference. Handy affirms that this Agreement and each and every provision thereof is currently accurate and has been accurate throughout the entirety of Handy’s employment, and Handy agrees and affirms that he remains bound by its terms.

Section 7: Successors:

Notwithstanding anything to the contrary contained in this Agreement, this Agreement is binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Opti-Harvest’s business and/or assets. Any such successor will within a reasonable period of becoming the successor assume in writing and be bound by all of Opti-Harvest’s obligations under this Agreement.

This Agreement and all of Handy’s rights hereunder will inure to the benefit of, and be enforceable by, Handy’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (“Heirs”).

Section 8: Indemnification:

If Handy is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Handy is or was an employee or agent of Opti-Harvest (other than in an action brought against Handy by Opti-Harvest), then Opti-Harvest shall indemnify, hold harmless, and defend Handy to the fullest extent permitted by applicable law, against all reasonably and actually incurred legal expenses and related costs incurred or suffered by Handy in connection therewith, provided that Handy cooperate with Opti-Harvest in connection with such actual or threatened action, suit, proceeding or investigation. Such indemnification will continue even after Handy is no longer employed by Opti-Harvest and will inure to the benefit of Handy’s “Heirs” as defined in Section 7 hereinabove.

Opti-Harvest will not be required to pay, and will not pay, any indemnity if, after final judgment or other final adjudication, it is determined that:

i.	such remuneration was in violation of law;
ii.	Handy’s conduct was knowingly fraudulent, deliberately dishonest or willful.

Under such circumstance, Handy will promptly reimburse Opti-Harvest for all reasonable expenses paid on his behalf in defending any civil or criminal action suit or proceeding against Handy in the event and only to the extent that it is finally judicially determined that Handy is not entitled to indemnification hereunder.

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Section 9. General Provisions:

Handy is expected to obtain and maintain sufficient familiarity with Opti-Harvest’s purpose, activities, products, and services to successfully discharge Handy’s duties. To the extent that Opti-Harvest requires Handy to undergo training, Opti-Harvest shall pay the cost of such training and shall compensate Handy for the time spent at such training.

No amendments to this Agreement may be made except in writing (which definition includes e-mail), signed and dated by Opti-Harvest and Handy. Any such amendments shall be attached to the original Agreement and kept in Handy’s personnel file.

If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

This Agreement sets forth the final, complete and exclusive agreement between Opti-Harvest and Handy relating to the employment of Handy by Opti-Harvest. Any prior discussions or representations by or between the parties are merged into and rendered null and void by this Agreement. The foregoing notwithstanding, Handy acknowledges that, except as expressly provided in this Agreement, Handy’s employment is subject to Opti-Harvest’s generally applicable rules, policies and regulations, including those pertaining to employment matters, such as rules and regulations addressing equal employment opportunity, sexual harassment and violence in the workplace.

This Agreement shall be interpreted and construed pursuant to and in accordance with the local laws of the State of California.

Handy acknowledges that he has had the opportunity to review this Agreement and has conducted an independent review of the financial and legal effects of this Agreement. Handy acknowledges that he has made an independent judgment regarding the financial and legal effects of this Agreement and has not relied upon any representation of Opti-Harvest, its officers, agents, or employees, other than those expressly set forth in this Agreement.

Unless otherwise specified herein, notices and all other communications contemplated by this Agreement must be in writing and mailed by recognized national overnight carrier (e.g. UPS, FedEx), all charges prepaid. Notice to Handy shall be delivered to the address in Handy’s personnel file, which Handy agrees to keep current. Notice to Opti-Harvest shall be delivered to 1801 Century Park East, Suite 520, Los Angeles, CA 90067. Unless otherwise specified herein, notice by e-mail alone will not be deemed sufficient notice under this Agreement.

Opti-Harvest has warranted to Handy, and Handy accepts Opti-Harvest’s warranty, that Opti-Harvest has authorized the execution of this Agreement by the signature of its agent hereinbelow; that Opti-Harvest’s execution, delivery, and performance of this Agreement does not and will not violate any law, regulation, order, judgment, or decree, or violate any of Opti-Harvest’s existing agreements or corporate governance documents; and that Opti-Harvest intends to be fully bound to the terms of this Agreement and that Opti-Harvest consents to the enforcement of this Agreement.

Section 10. Counterparts:

This Agreement, consisting of seven (7) pages in ten (10) numbered sections, with a separate area for the signatures of the parties on the eighth page, may be executed in counterparts, and all such executed counterparts together shall constitute one original Agreement which shall be binding on Opti-Harvest and on Handy. Facsimile and electronic copies of original signatures by the parties hereto shall be treated as originals for all purposes. True and correct copies hereof may be used in lieu of the original.

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Having read and understood the foregoing, Opti-Harvest and Handy agree to same in its entirety.

DATED:	DATED:

Jonathan Destler, CEO	Steve Handy
Opti-Harvest

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